EXHIBIT 10.12









                                   November 30, 1993


Pelican Sound Apartments, Inc.
c/o 1231 Yonge Street
Suite 300
Toronto, Ontario
M4T 2T8
CANADA

     Re:  Agreement for Purchase and Sale of Pelican Sound
          Apartments, 10200 Gandy Boulevard, St. Petersburg,
          Florida (the "Project") between Decade Companies Income
          Properties, A Limited Partnership ("Buyer") and Pelican
          Sound Apartments, Inc. ("Seller")

Gentlemen:

     This letter confirms and sets forth the agreements between Pelican Sound Apartments, Inc. ("Seller"), Decade Companies Income Properties, a Limited Partnership ("Buyer") and Dunvegan Mortgage Corporation ("Dunvegan") with respect to the purchase of the Project by the Buyer. It is understood that on even date herewith, the Buyer and the Seller have entered into a certain Purchase and Sale Agreement with respect to a purchase of a 100% interest in the Project by the Buyer. The following are additional agreements between the parties hereto:

     1. It is understood that the Seller is unwilling to close on the purchase of a 100% interest in the Project by the Buyer unless the Buyer pays to Dunvegan at closing a fee in the amount of $550,000 in consideration of Dunvegan's assistance and the termination of Dunvegan's interest in the Project. The Buyer shall pay to Dunvegan said fee in the amount of $550,000 in the event the Buyer closes on the purchase of a 100% interest in the Project. Said fee shall be due only in the event the Buyer actually closes the purchase from the Seller of a 100% interest in the Project. It is understood that the payment of said $550,000 fee is a fee necessary in the acquisition of the Project and the Buyer would not be permitted to acquire the Project without the payment of said fee. Notwithstanding that the $550,000 fee is being paid to Dunvegan, Dunvegan agrees that in the event any cash is needed from Seller to complete the closing with respect to any cost or expense due by Seller or credit due to Buyer which is not paid by Seller at closing, Buyer shall be permitted to deduct said amounts from the fee due to Dunvegan and the fee shall be deemed reduced by said amount. It is understood and agreed that this letter agreement along with the Purchase and Sale Agreement will be assigned by the Buyer to Associated Bank, Milwaukee as the Facilitator for the purpose of effecting the Buyer's like-kind exchange, the Project being the Replacement Property with respect thereto.

     2. In the event the Buyer closes on the purchase of a 100% interest in the Project, then in consideration of the assistance to be provided by Dunvegan in renegotiating the interest rate on the mortgage on the Project in favor of River Bank America to be taken subject to by Buyer, if (a) the interest rate of the loan is less than 7.5% per annum and if (b) the loan is payable in monthly installments of interest only with no monthly principal payments required, then Buyer shall pay to Dunvegan as a fee an amount equal to 25% of the interest expense savings achieved from a reduction of the mortgage interest rate below 7.5% per annum. The interest savings fee shall be payable in quarterly installments until the Project is sold by the Buyer but in no event shall the interest savings fee be due for longer than the Initial Term and shall not exceed in the aggregate $250,000. The interest savings fee as and when paid from time to time shall be credited against the Deferred Fee described in Paragraph 3 below. It is understood that it is expected that the interest rate shall be reduced to 7% with no principal amortization for 2 years after closing resulting in a total fee to Dunvegan for interest-savings of $25,000.

     3. In the event the Buyer closes on the purchase of a 100% interest in the Project, then if the Buyer sells the Project at any time for more than $13,300,000 (the "Minimum Amount") or refinances the Project for more than the Minimum Amount, in consideration of Dunvegan's assistance and the termination of Dunvegan's interest in the Project, the Buyer shall pay Dunvegan a total back-end fee of $250,000, together with interest thereon as hereinafter provided and reduced by interest savings payments made pursuant to Paragraph 2 above and payments in the event of a refinancing as provided below (hereinafter the "Deferred Fee"). The $250,000 sum (reduced by interest savings payments made pursuant to Paragraph 2 above and payments in the event of a refinancing as provided below), shall bear interest at the rate of 7% per annum, calculated from the fourth
          (4th) anniversary of the closing of the Agreement for Purchase and Sale until the $250,000 fee has been paid in full, which interest shall be accrued and compounded annually and be a part of the Deferred Fee. In the event the selling price or the refinanced loan amount is less than the Minimum Amount, then the Deferred Fee shall be reduced by the same difference up to the amount of the Deferred Fee. In the event that the aggregate of the sales or brokerage commissions or loan fees payable to third parties unrelated to the Buyer in the resale or refinancing of the Project together with the documentary stamp taxes and intangible taxes and the premium for the title insurance for which the Buyer (as seller on the resale or borrower on such refinancing) is responsible on closing is less than $345,000, then the Minimum Amount shall be reduced by the same difference. In the event that the aggregate of the sales or brokerage commissions or loan fees payable to third parties unrelated to the Buyer on the resale or the refinancing of the Project together with the documentary stamp taxes and intangible taxes and the premium for the title insurance for which the Buyer (as seller on the resale or borrower on such refinancing) is responsible on closing is more than $345,000, then the Minimum Amount shall be increased by the same difference. It is understood that in making all calculations hereunder, the sales or brokerage commissions shall be deemed to be $200,000 notwithstanding that the actual commissions may be more or less than said sum. A resale by the Buyer shall only be made by Buyer to an entity which is unrelated to Buyer and for not less than a 100% interest in the Project. It is understood that the Deferred Fee is a one-time payment (except for amounts of interest savings payments and amounts from refinancing as provided below credited against it) which is only due upon a sale by the Buyer of the Project at a sales price qualifying for the payment of the Deferred Fee hereunder, provided that with respect to any refinancing for an amount qualifying for the payment of the Deferred Fee hereunder, such amounts paid by the Buyer to Dunvegan as part or all of the Deferred Fee shall be credited against the Deferred Fee payable upon a sale. In the event of a second or subsequent refinancing by the Buyer, the amount qualifying for the Deferred Fee shall be only the excess of the new refinanced amount over the previous refinanced amounts. Upon a sale of the Project by the Buyer, whether the full Deferred Fee has been paid or not, Dunvegan's right to receive any further Deferred Fee shall terminate (provided that all amounts previously due to Dunvegan have been paid). The Deferred Fee, if any is due, shall be payable at the closing of sale of the Project by the Buyer. In no event shall the total Deferred Fee (taking into consideration all previous payments credited to it) exceed $250,000 plus interest at 7% after the fourth anniversary of closing.

                         Very truly yours,

                         DECADE COMPANIES INCOME PROPERTIES, A
                         LIMITED PARTNERSHIP

                         By:  Decade Companies, General Partner


                              By: _______________________________
                                   Jeffrey Keierleber, Managing
                                     General Partner

We agree and accept the foregoing terms and agree to be bound thereby.

                              PELICAN SOUND APARTMENTS, INC.

Dated:   November 30, 1993    By: _____________________________
                                   Rene Gareau, Vice President


                              DUNVEGAN MORTGAGE CORPORATION

Dated:   November 30, 1993    By: _____________________________
                                   Rene Gareau, Vice President

                         ACKNOWLEDGEMENT



     The undersigned hereby acknowledges that notwithstanding that Decade Companies Income Properties, A Limited Partnership, is not signing the Closing Statement with respect to the acquisition of Pelican Sound Apartments, 10200 Gandy Boulevard, that Decade Companies Income Properties, A Limited Partnership, agrees to be bound by the provisions thereof.

     Further notwithstanding the involvement of Associated Bank Milwaukee as a qualified intermediary in the acquisition of Pelican Sound Apartments as the Replacement Property in the like-kind exchange by Decade Companies Income Properties, A Limited Partnership, Decade Companies Income Properties, A Limited Partnership, is bound by that certain Letter Agreement dated as of November 30, 1993, dealing with, among other things, interest-savings payments and the "Deferred Fee."

     Dated as of the 30th day of November, 1993.

                              DECADE COMPANIES INCOME PROPERTIES,
                              A LIMITED PARTNERSHIP

                              By:  Decade Companies,
                                   General Partner


                              By: _______________________________
                                   Jeffrey Keierleber,
                                   Managing General Partner

                         ACKNOWLEDGEMENT



                                   November 30, 1993



Pelican Sound Apartments, Inc.
c/o 1231 Yonge Street
Suite 300
Toronto, Ontario
M4T 2T8
CANADA

     Re:  Agreement for Purchase and Sale of Pelican Sound
          Apartments, 10200 Gandy Boulevard, St. Petersburg,
          Florida (the "Project") between Decade Companies Income
          Properties, A Limited Partnership ("Buyer") and Pelican
          Sound Apartments, Inc. ("Seller")

Gentlemen:

     The undersigned acknowledges the following as it relates to that certain Letter Agreement of even date herewith between Buyer and Seller with respect to the purchase of the Project by the Buyer.

          1. In the event that Dunvegan provides assistance in renegotiating the interest rate on the mortgage loan on the property in favor of RIVER BANK AMERICA, and in the event the Project is sold or refinanced prior to the first two years after closing for any amount, the Buyer agrees to pay to Dunvegan the total fee for interest savings of $25,000, which would have been earned by Dunvegan if the property had not been sold or refinanced prior to the first two years after closing. In addition, Buyer agrees to pay to Dunvegan any amounts called for in Paragraph 3 of the Letter Agreement, if applicable.

          2. In the event, the General Partner's interest is sold, transferred or otherwise compromised, the Buyer agrees to pay Dunvegan the total back-end fee of $250,000 together with interest thereon, as provided in the Letter Agreement, reduced only by interest-savings payments made pursuant to Paragraph 2 of the Letter Agreement, and payments in the event of refinancing, as provided in Paragraph 3 of the Letter Agreement.

          3. Notwithstanding the foregoing, the General Partners of Decade Companies or either of them may voluntarily withdraw therefrom and substitute in their place a corporation having a net worth of at least $1,000,000. In addition, the General Partner may incorporate, provided at such time it has a net worth of at least $1,000,000. In either of any of these events, the sum payable to Dunvegan shall not be accelerated.

Dated as of this 30th day of November, 1993.

                              DECADE COMPANIES INCOME PROPERTIES,
                              A LIMITED PARTNERSHIP

                              By:  Decade Companies,
                                   General Partner


                              By: _______________________________
                                   Jeffrey Keierleber,
                                   Managing General Partner


                              DECADE COMPANIES, GENERAL PARTNER



                              By: _______________________________
                                   Jeffrey Keierleber,
                                   Managing General Partner